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                                                                    EXHIBIT 10.1
FINOVA

                           Loan and Security Agreement



Borrowers:        Core Technologies (Pennsylvania), Inc. ("Core"), Maris
                  Equipment Co., Inc. ("Maris") and Airo Clean, Inc.
                  ("Airo")



Address:          110 Summit Drive
                  Exton, Pennsylvania  19341



Date:             March 14, 1997



THIS LOAN AND SECURITY AGREEMENT ("Agreement") dated the date set forth above, is entered into by and among the borrowers named above (individually, a "Borrower" and collectively, the "Borrowers"), whose address is set forth above and FINOVA Capital Corporation ("Lender"), whose address is 355 South Grand Avenue, Suite 2400, Los Angeles, California 90071.

1.       LOANS.

         1.1 Total Facility. Upon the terms and conditions set forth herein and provided that no Event of Default or event which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, shall have occurred and be continuing, Lender shall, upon a Borrower's request, make advances to such Borrower from time to time in an aggregate outstanding principal amount not to exceed the Total Facility amount (the "Total Facility") set forth on the schedule hereto (the "Schedule"), subject to deduction of reserves for accrued interest and such other reserves as Lender deems proper from time to time in good faith, and less amounts Lender may be obligated to pay in the future on behalf of Borrowers. The Schedule is an integral part of this Agreement and all references to "herein", "herewith" and words of similar import shall for all purposes be deemed to include the Schedule.

         1.2 Loans. Advances under the Total Facility ("Loans") shall be comprised of the amounts shown on the Schedule.

         1.3 Overlines. If at any time or for any reason the outstanding amount of advances made pursuant hereto exceeds any of the dollar or percentage limitations contained in the Schedule (any such excess, an "Overline"), then Borrowers shall, jointly and severally, upon Lender's demand, immediately pay to Lender, in cash, the full amount of such Overline. Without limiting Borrowers' obligation to repay to Lender on demand the amount of any Overline, Borrowers agree to pay Lender interest on the outstanding principal amount of any Overline, on demand, at the rate set forth in on the Schedule. Borrowers obligations under this section shall be joint and several.

         1.4 Loan Account. All advances made hereunder shall be added to and deemed part of the Obligations when made. Lender may from time to time charge all Obligations of Borrowers to Borrowers' loan account with Lender.
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2.       CONDITIONS PRECEDENT.

         2.1 Initial Advance. The obligation of Lender to make the initial advance hereunder is subject to the fulfillment, to the satisfaction of Lender and its counsel, of each of the following conditions on or prior to the date set forth on the Schedule: (a) Loan Documents. Lender shall have received (i) each of the Loan Documents, executed by each of the parties thereto and, if applicable, duly acknowledged for recording or filing in the appropriate governmental offices; (ii) such Blocked Account or Dominion Account agreements as it shall determine; and (iii) such other documents, instruments and agreements in connection herewith as Lender shall require, executed, certified and/or acknowledged by such parties as Lender shall designate; (b) Terminations by Existing Lender. Borrowers' existing lender shall have executed and delivered UCC termination statements and other documentation evidencing the termination of its liens and security interests in the assets of each Loan Party; (c) Charter Documents. Lender shall have received copies of each Loan Party's By-laws and Articles or Certificate of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Loan Party; (d) Good Standing. Lender shall have received a certificate of corporate status with respect to each Loan Party, dated within ten (10) days of the Closing Date, by the Secretary of State of the state of incorporation of such Loan Party, which certificate shall indicate that such Loan Party is in good standing in such state; (e) Foreign Qualification. Lender shall have received certificates of corporate status with respect to each Loan Party, each dated within ten (10) days of the Closing Date, issued by the Secretary of State of each state in which its failure to be duly qualified or licensed would have a material adverse effect on the financial condition or assets of such Loan Party, indicating that such Loan Party is in good standing; (f) Authorizing Resolutions and Incumbency. Lender shall have received a certificate from the Secretary of each Loan Party attesting to (i) the adoption of resolutions of such Loan Party's Board of Directors and Shareholders (if necessary) authorizing the borrowing of money from Lender, or the guaranty of the obligations of Borrowers, as applicable, and execution and delivery of the Loan Documents to which such Loan Party is a party, and authorizing specific officers of such Loan Party to execute same, and
(ii) the authenticity of original specimen signatures of such officers; (g) Insurance. Lender shall have received the insurance certificates and certified copies of policies and Lender's loss payable endorsements required by Section
4.4 hereof, in form and substance satisfactory to Lender and its counsel; (h) Searches; Certificates of Title. Lender shall have received searches in such jurisdictions as it shall determine and confirmation of the filing of its financing statements, and shall have received certificates of title with respect to the Collateral which shall have been duly executed in a manner sufficient to perfect all of the security interests granted to Lender; (i) Landlord and Mortgagee Waivers. Lender shall have received landlord and mortgagee waivers from the lessors and mortgagees of all locations where any Collateral is located; (j) Fees. Borrowers, shall have paid all fees payable by them on the Closing Date pursuant to this Agreement; (k) Opinion of Counsel. Lender shall have received an opinion of Loan Parties' counsel covering such matters as Lender shall determine in its sole discretion; (l) Officer Certificate. Lender shall have received a certificate of the President and the Chief Financial Officer or similar official of Core, attesting to the accuracy of each of the representations and warranties of Borrowers set forth in the Agreement and the fulfillment of all conditions precedent to the initial advance thereunder; (m) Solvency Certificate. Lender shall have received a signed certificate of Core's Chief Financial Officer concerning the solvency and financial condition of Borrowers, on Lender's standard form; (n) Environmental Assessment. Borrowers shall provide evidence satisfactory to Lender that the subject transaction is environmentally acceptable; (o) Schedule Conditions. Borrowers shall have complied with all additional conditions precedent as set forth in the Schedule attached hereto; and (p) Other Matters. All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Lender and its counsel.

         2.2 Subsequent Advances. The obligation of Lender to make any advance shall be subject to the further conditions precedent that, on and as of the date of such advance: (a) The representations and warranties of Borrowers set forth in this Agreement shall be accurate, before and after giving effect to such advance and to the application of any proceeds thereof; (b) No Event of Default and no event which, with notice or passage of time or both, would constitute an Event of Default has occurred and is continuing, or would result from such advance or from the application of any proceeds thereof; (c) no material adverse change has occurred in any Borrower's business, operations, financial condition, or assets or in the condition of the Collateral, or in the prospect of repayment of the Obligations; and (d) Lender shall have received such other approvals, opinions or documents as Lender shall reasonably request.

         2.3 Guaranty. Each Borrower unconditionally and irrevocably guarantees and promises to pay to Lender, or order, on demand, in lawful money of the United States, as and when the same shall become due (by demand, acceleration or otherwise), all present and future Obligations of the other Borrowers to Lender,

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whether heretofore, now or hereafter made, incurred or created, whether voluntary or involuntary and howsoever arising, whether due or not due, absolute or contingent, liquidated or unliquidated, secured or unsecured, and whether such other Borrowers may be liable individually or jointly with others, and whether recovery upon such Obligations may be or hereafter becomes barred by any statute of limitations, or whether such Obligations may be or hereafter becomes otherwise unenforceable.

         The obligations of each Borrower under this Section 2.3 are independent of and separate from the obligations of such Borrower and any other guarantor, maker or endorser of the Obligations and shall not be reduced by, but shall survive as if the same had not been made, any and all payments by such Borrower under this Section 2.3 and/or any other guarantor, maker or endorser of the Obligations and/or the application of any proceeds from any collateral security for the Obligations until the Obligations is fully paid and finally discharged.

         To the maximum extent permitted by law, each Borrower hereby waives any claim, right or remedy such Borrower may now have or hereafter acquire against the other Borrowers that arises under this Section 2.3 and/or from the performance by any other guarantor including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, contribution, indemnification, or participation in any claim, right or remedy of Lender against the other Borrowers or any security which Lender now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise. In addition, each Borrower hereby waives any right to proceed against the other Borrowers, now or hereafter, for contribution, indemnity, reimbursement, and any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which such Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations. Each Borrower also hereby waives any rights to recourse to or with respect to any asset of the other Borrowers. Each Borrower agrees that in light of the immediately foregoing waivers, such Borrower shall not be deemed a "creditor" of the other Borrowers, including without limitation, for purposes of Sections 547 and 550 of the Bankruptcy Code.

         Without affecting the liability of any Borrower under this Section 2.3, from time to time, whether before or after any notice of termination hereof or before or after any default in respect of the Obligations, Lender, may (without notice or demand): (a) renew, extend, accelerate, or otherwise change the time for payment of, or otherwise change any other term or condition of any document or agreement evidencing or relating to any Obligations, including, without limitation, to increase or decrease the rate of interest thereon; (b) accept, substitute, waive, decrease, increase, release, exchange or otherwise alter any collateral security, in whole or in part, securing the Obligations or any other guaranty of the Obligations; (c) apply any and all such collateral security and direct the order or manner of sale thereof as Lender, in its sole discretion, may determine; (d) add, release or substitute any one or more other guarantors, makers or endorsers of the Obligations, and otherwise deal with the other Borrowers or any other guarantor, maker or endorser as Lender may elect; (e) in Lender's sole discretion, settle, release on terms satisfactory to Lender, or by operation of law or otherwise, compound, compromise, collect or otherwise liquidate any Obligations and/or any collateral security therefor in any manner, and bid and purchase any collateral security at any sale thereof; (f) apply any and all payments or recoveries from the other Borrowers, from any other guarantor, maker, endorser or from the undersigned to such of the Obligations as Lender, in its sole discretion, may determine, whether such Obligations is secured or unsecured or guaranteed or not guaranteed by others; (g) apply any and all payments or recoveries from any other guarantor, maker or endorser of the Obligations or sums realized from collateral security furnished by any of them upon any of their indebtedness or obligations to Lender as Lender, in its

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sole discretion, may determine, whether or not such indebtedness or obligations relate to the Obligations; and (h) refund at any time, at Lender's sole discretion, any payment received by Lender in respect of any Obligations, and payment to Lender of the amount so refunded shall be fully guaranteed under this
Section 2.3; all without in any way diminishing, releasing or discharging the liability of such Borrower under this Section 2.3.

         Upon default of a Borrower in respect of any Obligations, Lender may, at its option and without notice to any other Borrower, proceed directly against any other Borrower to collect and recover the full amount of the liability hereunder, or any portion thereof, and each such other Borrower waives any right to require Lender to: (a) proceed against the defaulting Borrower, or any other guarantor, endorser, or other person whomsoever; (b) proceed against or exhaust any collateral security given to or held by Lender in connection with the Obligations; (c) give notice of the terms, time and place of any public or private sale of any real or personal property security for the Obligations or any other guaranty of the Obligations; or (d) pursue any other remedy in Lender's power whatsoever. A separate action or actions may be brought and prosecuted against a Borrower whether or not action is brought against the defaulting Borrower and/or any other guarantor, maker or endorser of the Obligations and whether the defaulting Borrower and/or any other guarantor, maker or endorser be joined in any such action or actions; and each Borrower waives the benefit of any statute of limitations affecting the liability under this Section 2.3 or the enforcement this Section 2.3, and agrees that any payment of any Obligations or other act which shall toll any statute of limitations applicable thereto shall similarly operate to toll such statute of limitations applicable to the liability under this Section 2.3.

         Each Borrower waives any defense to the enforcement of its obligations under this Section 2.3 arising by reason of any disability or other defense of the other Borrowers or by reason of the cessation from any cause whatsoever of the liability of the other Borrowers or by reason of any act or omission of Lender or others which directly or indirectly results in or aids the discharge or release of the other Borrowers or any Obligations or any security in respect thereof by operation of law or otherwise. The obligations under this Section 2.3 shall be enforceable without regard to the validity, regularity or enforceability of any of the Obligations or any of the Loan Documents, any other guaranty of the Obligations or any collateral security documents securing any of the Obligations or securing any other guaranty of the Obligations. No exercise by Lender of, and no omission of Lender to exercise, any power or authority recognized herein and no impairment or suspension of any right or remedy of Lender against the other Borrowers, any other guarantor, maker or endorser or any collateral security shall in any way suspend, discharge, release, exonerate or otherwise affect any of each Borrower's obligations under this Section 2.3 or any collateral security furnished by such Borrower or give to such Borrower any right of recourse against Lender. Each Borrower specifically agrees that the failure of Lender: (a) to perfect any lien on or security interest in any property heretofore or hereafter given by the other Borrowers or any guarantor, maker or endorser to secure payment of the Obligations or of any guaranty of the Obligations, or to record or file any document relating thereto or (b) to file or enforce a claim against the estate (either in administration, bankruptcy or other proceeding) of the other Borrowers, any guarantor, maker or endorser, shall not in any manner whatsoever terminate, diminish, exonerate or otherwise affect the liability of such Borrower under this Section 2.3.

         If any payments of money or transfers of property made to Lender by any Borrower, any other guarantor, any maker or any endorser should for any reason subsequently be declared to be, or in Lender's counsel's good faith opinion be determined to be, fraudulent (within the meaning of any state or federal law relating to fraudulent conveyances), preferential or otherwise voidable or recoverable in whole or in part for any reason (herein after collectively called "voidable transfers") under the Bankruptcy Code or any other federal or state law and Lender is required to repay or restore, or in Lender's counsel's opinion may be so liable to repay or restore, any such voidable transfer, or the amount

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or any portion thereof, then as to any such voidable transfer or the amount repaid or restored and all costs and expenses (including attorneys' fees) of Lender related thereto, such Borrower's liability under this Section 2.3 shall automatically be revived, reinstated and restored and shall exist as though such voidable transfer had never been made to Lender.

         Each Borrower warrants and agrees that the waivers set forth in this
Section 2.3 are made with full knowledge of their significance and consequences, and that under the circumstances, the waivers are reasonable and not contrary to public policy or law. If any of said waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law. Should any one or more provisions of this
Section 2.3 be determined to be illegal or unenforceable, all other provisions hereof shall nevertheless remain effective.

         Notwithstanding any provision of this Section 2.3 to the contrary, it is intended that the obligations of each Borrower under this Section 2.3, not constitute a "Fraudulent Conveyance" (as defined below). Consequently, each Borrower agrees that if such Borrower's obligations under this Section 2.3, or any liens or security interests securing such Borrower's obligations under this
Section 2.3, would, but for the application of this sentence, constitute a Fraudulent Conveyance, such Borrower's obligations under this Section 2.3 and each such lien and security interest shall be valid and enforceable only to the maximum extent that would not cause such Borrower's obligations under this
Section 2.3 or such lien or security interest to constitute a Fraudulent Conveyance, and such Borrower's obligations under this Section 2.3 shall automatically be deemed to have been amended accordingly at all relevant times. For purposes hereof, "Fraudulent Conveyance" means a fraudulent conveyance under
Section 548 of the Bankruptcy Code or a fraudulent conveyance or fraudulent transfer under the provisions of any applicable fraudulent conveyance or fraudulent transfer law or similar law of any applicable state, nation or other governmental unit, as in effect from time to time.

3.       INTEREST RATE AND OTHER CHARGES.

         3.1 Interest; Fees. Borrowers shall pay Lender interest on the daily outstanding balance of the Receivable Loans, Inventory Loans and undrawn face amount of the L/C Loan at the per annum rate set forth on the Schedule. Borrowers shall also pay Lender the fees set forth on the Schedule. Borrowers' obligations under this Section shall be joint and several.

         3.2 Default Interest Rate. Upon the occurrence of an Event of Default, Borrowers shall pay Lender interest on the daily outstanding balance of Borrowers' loan account at a rate per annum which is two percent (2%) in excess of the rate which would otherwise be applicable thereto pursuant to the Schedule. Borrowers' obligations under this Section shall be joint and several.

         3.3 Examination Fees. Borrowers agree to pay to Lender an examination fee in the amount set forth on the Schedule in connection with each audit or examination of a Loan Party performed by Lender prior to or after the date hereof. Without limiting the generality of the foregoing, Borrowers shall pay to Lender an initial examination fee in an amount equal to the amount set forth on the Schedule. Such initial examination fee shall be deemed fully earned at the time of payment and due and payable upon the closing of this transaction, and shall be deducted from any good faith deposit paid by Borrowers to Lender prior to the date of this Agreement. Borrowers' obligations under this section shall be joint and several.

         3.4 Excess Interest. In no event whatsoever shall the interest rate and other charges charged hereunder exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that a court determines that Lender has received interest and other charges hereunder in excess of the highest permissible rate applicable thereto, Lender shall promptly apply such excess to the Obligations in such order as Lender shall determine in its sole discretion

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or refund the amount thereof to Borrowers, and the provisions hereof shall be deemed amended to provide for such permissible rate.

4.       COLLATERAL.

         4.1 Security Interest in the Collateral. To secure the payment and performance of the Obligations when due, each Borrower hereby grants to Lender a first priority security interest in all of such Borrower's now owned or hereafter acquired or arising Inventory, Equipment, Receivables, the Centercore Note, Trademarks, Licenses, and Patents, and General Intangibles, including, without limitation, all of such Borrower's Deposit Accounts, money, any and all property now or at any time hereafter in Lender's possession (including claims and credit balances), and all proceeds (including proceeds of any insurance policies, proceeds of proceeds and claims against third parties), all products and all books and records related to any of the foregoing (all of the foregoing, together with all other property in which Lender may be granted a lien or security interest, is referred to herein, collectively, as the "Collateral").

         4.2 Perfection and Protection of Security Interest. Each Borrower shall, at its expense, take all actions requested by Lender at any time to perfect, maintain, protect and enforce Lender's security interest and other rights in the Collateral and the priority thereof from time to time, including, without limitation, (i) executing and filing financing or continuation statements and amendments thereof and executing and delivering such documents and titles in connection with motor vehicles as Lender shall require, all in form and substance satisfactory to Lender, (ii) maintaining a perpetual inventory and complete and accurate stock records, (iii) delivering to Lender warehouse receipts, if applicable, covering any portion of the Collateral located in warehouses and for which warehouse receipts are issued, and, after the occurrence of an Event of Default, transferring Inventory to warehouses designated by Lender, (iv) placing notations on such Borrower's books of account to disclose Lender's security interest therein, (v) at Lender's request, delivering to Lender all letters of credit on which such Borrower is named beneficiary and (vi) at Lender's request, delivering to Lender all instruments evidencing amounts owing to such Borrower. Lender may file, without any Borrower's signature, one or more financing statements disclosing Lender's security interest under this Agreement. Each Borrower agrees that a carbon, photographic, photostatic or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. If any Collateral is at any time in the possession or control of any warehouseman, bailee or any of a Borrower's agents or processors, such Borrower shall notify such Person of Lender's security interest in such Collateral and, upon Lender's request, instruct them to hold all such Collateral for Lender's account subject to Lender's instructions. From time to time, each Borrower shall, upon Lender's request, execute and deliver confirmatory written instruments pledging the Collateral to Lender, but such Borrower's failure to do so shall not affect or limit Lender's security interest or other rights in and to the Collateral. Until the Obligations have been fully satisfied and Lender's obligation to make further advances hereunder has terminated, Lender's security interest in the Collateral shall continue in full force and effect.

         4.3 Preservation of Collateral. Lender may, in its sole discretion, at any time discharge any lien or encumbrance on the Collateral or bond the same, pay any insurance, maintain guards, pay any service bureau, obtain any record or take any other action as is reasonably necessary to preserve the Collateral and charge the cost thereof to Borrowers' loan account as an Obligation.

         4.4 Insurance. Each Borrower will maintain and deliver evidence to Lender of such insurance required, written by insurers and in amounts satisfactory to Lender. All premiums shall be paid by each Borrower as and when due. Accurate and complete copies of the policies shall be delivered by each Borrower to Lender. If any Borrower fails to do so, Lender may (but shall not be required to) procure such insurance at Borrowers' expense and charge the cost thereof to Borrowers' loan account as an Obligation.
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5.       EXAMINATION OF RECORDS; FINANCIAL REPORTING.

         5.1 Examinations. Lender shall at all reasonable times have full access to and the right to examine, audit, make abstracts and copies from and inspect each Loan Party's records, files, books of account and all other documents, instruments and agreements relating to the Collateral and the right to check, test and appraise the Collateral. Each Borrower will deliver to Lender any instrument necessary for Lender to obtain records from any service bureau maintaining records for such Borrower. All instruments and certificates prepared by any Borrower showing the value of any of the Collateral shall be accompanied, upon Lender's request, by copies of related purchase orders and invoices. Lender may, at any time after the occurrence of an Event of Default, remove from a Borrower's premises such Borrower's books and records (or copies thereof) or require such Borrower to deliver such books and records or copies to Lender. Lender may, without expense to Lender, use such of a Borrower's personnel, supplies and premises as may be reasonably necessary for maintaining or enforcing Lender's security interest.

         5.2 Reporting Requirements. Each Borrower shall furnish Lender, upon request, such information and statements as Lender shall request from time to time regarding such Borrower's business affairs, financial condition and the results of its operations. Without limiting the generality of the foregoing, each Borrower will provide Lender with (i) copies of sales invoices, customer statements and credit memoranda issued, remittance advices and reports and copies of deposit slips, upon request; (ii) copies of shipping and delivery documents, upon request; (iii) on or prior to the dates set forth on the Schedule, monthly agings (aged from invoice date) and reconciliations of Receivables (with listings of concentrated accounts), payables reports, perpetual inventory reports and unaudited financial statements with respect to the prior month prepared on a basis consistent with such statements prepared in prior months and otherwise in accordance with generally accepted accounting principles, consistently applied; (iv) audited consolidated annual financial statements, prepared in accordance with generally accepted accounting principles applied on a basis consistent with the most recent Prepared Financials provided to Lender by Borrowers, with (A) the unqualified report thereon of independent certified public accountants acceptable to Lender and (B) a reconciliation of the consolidating monthly, internally prepared, unaudited financial statements to the audited consolidated annual financial statements, each as soon as available, and in any event, within ninety (90) days after the end of each fiscal year of Core; (v) if prepared, a management letter from the independent certified public accountant which prepared the audited consolidated financial statements, as soon as available, and in any event, within ninety (90) days after the end of each fiscal year of Core; (vi) an annual operating budget (including income statements, balance sheets and cash flow statements by month) for the upcoming fiscal year of Core (on a month by month basis), at least thirty (30) days prior to the end of each fiscal year of Core; and (vii) such certificates relating to the foregoing as Lender may request, including, without limitation, a monthly certificate in the form of Exhibit A hereto from the president or the chief financial officer of Core showing Core's compliance with the financial covenant set forth in this Agreement, and stating whether any Event of Default has occurred or event which, with giving of notice or the passage of time, or both, would constitute an Event of Default, and if so, the steps being taken to prevent or cure such Event of Default.

6.       COLLATERAL REPORTING; INVENTORY.

         6.1 Invoices. No Borrower will re-date any invoice or sale from the original date thereof or make sales on extended terms beyond those customary in such Borrower's industry, or otherwise extend or modify the term of any Receivable. If any Borrower becomes aware of any matter affecting any Receivable, including information affecting the credit of the account debtor thereon, such Borrower will promptly notify Lender in writing.

         6.2 Instruments. In the event any Receivable is or becomes evidenced by a promissory note, trade acceptance or any other instrument for the payment of money, each Borrower will immediately deliver such instrument to Lender appropriately endorsed to Lender and, regardless of the form of any presentment, demand, notice of dishonor, protest and notice of protest with respect thereto, such Borrower will remain liable thereon until such instrument is paid in full.

         6.3 Physical Inventory. Each Borrower shall conduct a physical count of the Inventory at such intervals as Lender requests, and promptly supply Lender with a copy of such accounts accompanied by a report of the value (calculated at the lower of cost or market value on a first in, first out basis) of the Inventory and such additional information with respect to the Inventory as Lender may request from time to time.

         6.4 Returns. For so long as no Event of Default has occurred and is continuing and subject to the provisions of Section 9.2, if any account debtor returns any Inventory to any Borrower in the ordinary course of its business, such Borrower shall promptly determine the reason for such return and promptly issue a credit memorandum to the account debtor (sending a copy to Lender if such credit memorandum exceeds Twenty Thousand Dollars ($20,000)) in the appropriate amount. In the event any attempted return occurs after the occurrence of any Event of Default, each Borrower shall (i) hold the returned Inventory in trust for Lender, (ii) segregate all returned Inventory from all of its other property, (iii) conspicuously label the returned Inventory as Lender's property and (iv) immediately notify Lender of the return of any Inventory, specifying the reason for such return, the location and condition of the returned Inventory, and on Lender's request deliver such returned Inventory to Lender. No Borrower shall consign any Inventory.


7.       PRINCIPAL PAYMENTS; PROCEEDS OF COLLATERAL.

         7.1 Principal Payments. Except where evidenced by notes or other instruments issued or made by any Borrower to Lender specifically containing payment provisions which are in conflict with this Section 7.1 (in which event the conflicting provisions of said notes or other instruments shall govern and control), that portion of the Obligations consisting of principal payable on account of Receivable Loans and Inventory Loans shall be payable by Borrowers to Lender immediately upon the earliest of (i) the receipt by Lender or any Borrower of any proceeds of any of the Collateral, to the extent of said proceeds, (ii) the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity and payment of such loans, or (iii) any termination of this Agreement pursuant to Section 16 hereof; provided, however, that any Overline shall be payable on demand pursuant to the provisions of
Section 1.3 hereof. Borrowers' obligations under this section shall be joint and several.

         7.2 Collections. Until Lender notifies Borrowers to the contrary, each Borrower may make collection of all Receivables of such Borrower for Lender and shall receive all payments as trustee of Lender and immediately deliver all payments to Lender in their original form as set forth below, duly endorsed in blank. Lender or its designee may, at any time after the occurrence of an Event of Default, notify account debtors that the Receivables of such Borrower have been assigned to Lender and of Lender's security interest therein, and may collect such Receivables directly and charge the collection costs and expenses to Borrowers' loan account. Each Borrower agrees that, in computing the charges under this Agreement, all items of payment shall be deemed applied by Lender on account of the Obligations two (2) Business Days after receipt by Lender of good funds which have been finally credited to Lender's account, whether such funds are received directly from any Borrower or from the Blocked Account bank (if any) or the Dominion Account bank (if any), pursuant to Section 7.3; provided, however, that for purposes of calculating Borrowers' borrowing availability pursuant to Section 1.2 of the Schedule, all items of payment shall be deemed applied by Lender on account of the Obligations upon receipt by Lender of good funds which have been finally credited to Lender's account, whether such funds are received directly from any Borrower or from the Blocked Account bank (if any) or the Dominion Account bank (if any), pursuant to Section 7.3. Lender is not, however, required to credit Borrowers' account for the amount of any item of payment which is unsatisfactory to Lender in its sole discretion and Lender may charge Borrowers' loan account for the amount of any item of payment which is returned to Lender unpaid.

         7.3 Establishment of a Lockbox Account or Dominion Account. At the request of Lender, all proceeds of Collateral shall be deposited by Borrowers into a lockbox account, or such other "blocked account" as Lender may require (each, a "Blocked Account") pursuant to an arrangement with such bank as may be selected by Borrowers and be acceptable to Lender. Each Borrower shall issue to any such bank an irrevocable letter of instruction directing said bank to transfer such funds so deposited to Lender, either to any account maintained by Lender at said bank or by wire transfer to appropriate account(s) of Lender. All funds deposited in a Blocked Account shall immediately become the sole property of Lender and Borrowers shall obtain the agreement by such bank to waive any offset rights against the funds so deposited. Lender assumes no responsibility for any Blocked Account arrangement, including without limitation, any claim of accord and satisfaction or release with respect to deposits accepted by any bank thereunder. Alternatively, Lender may establish depository accounts in the name of Lender at a bank or banks for the deposit of such funds (each, a "Dominion Account") and Borrowers shall deposit all proceeds of Receivables and all cash proceeds of any sale of Inventory or, to the extent permitted herein, Equipment or cause same to be deposited, in kind, in such Dominion Accounts of Lender in lieu of depositing same to Blocked Accounts.

         7.4 Payments Without Deductions. Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any related agreement, without any deduction whatsoever, including, but not limited to, any deduction for any setoff or counterclaim.

         7.5 Collection Days Upon Repayment. In the event Borrowers repay the Obligations in full at any time hereafter, such payment in full will be credited (conditioned upon final collection) to Borrowers' loan account two (2) Business Days after Lender's receipt thereof.

         7.6 Monthly Accountings. Lender will provide Borrowers monthly with an account of advances, charges, expenses and payments made pursuant to this Agreement. Such account shall be deemed correct, accurate and binding on Borrowers and an account stated (except for reverses and reapplications of payments made and corrections of errors discovered by Lender), unless any Borrower notifies Lender in writing to the contrary within thirty (30) days after each account is rendered, describing the nature of any alleged errors or omissions.

8.       POWER OF ATTORNEY.

         Each Borrower appoints Lender and its designees as such Borrower's attorney, with the power to endorse such Borrower's name on any checks, notes, acceptances, money orders or other forms of payment or security that come into Lender's possession; to sign such Borrower's name on any invoice or bill of lading relating to any Receivable, on drafts against customers, on assignments of Receivables, on notices of assignment, financing statements and other public records, on verifications of accounts and on notices to customers or account debtors; to send requests for verification of Receivables to customers or account debtors; after the occurrence of any Event of Default, to notify the post office authorities to change the address for delivery of such Borrower's mail to an address designated by Lender and to open and dispose of all mail addressed to such Borrower; and to do all other things Lender deems necessary or desirable to carry out the terms of this Agreement. Such Borrower hereby ratifies and approves all acts of such attorney. Neither Lender nor any of its designees will be liable for any acts or omissions nor for any error of judgment or mistake of fact or law acting as such Borrower's attorney. This power, being coupled with an interest, is irrevocable until the Obligations have been fully satisfied and Lender's obligation to provide loans hereunder shall have terminated.

9.       RECEIVABLES.

         9.1 Eligibility. Each Borrower represents and warrants that each Receivable covers and will cover a bona fide sale or lease and delivery by it of goods or the rendition by it of services in the ordinary course of its business, and will be for a liquidated amount and Lender's security interest will not, unless promptly disclosed to Lender in writing for amounts greater than Twenty Thousand Dollars ($20,000), be subject to any offset, deduction, counterclaim, rights of return or cancellation, lien or other condition. If any representation and warranty herein is breached as to any Receivable or any Receivable ceases to be an Eligible Receivable for any reason other than payment thereof, then Lender may, in addition to its other rights hereunder, designate any and all Receivables owing by that account debtor as not Eligible Receivables; provided, that Lender shall in any such event retain its security interest in all Receivables, whether or not Eligible Receivables, until the Obligations have been fully satisfied and Lender's obligation to provide loans hereunder has terminated.

         9.2 Disputes. Each Borrower shall notify Lender promptly of all disputes and claims and settle or adjust such disputes or claims at no expense to Lender, but no discount, credit or allowance shall be granted to any account debtor and no returns of merchandise shall be accepted by such Borrower without Lender's consent, except for discounts, credits and allowances made or given in the ordinary course of such Borrower's business. Lender may, at any time after the occurrence of an Event of Default, settle or adjust disputes and claims directly with account debtors for amounts and upon terms which Lender considers advisable in its reasonable credit judgment and, in all cases, Lender will credit Borrowers' loan account with only the net amounts received by Lender in payment of any Receivables.

10.      EQUIPMENT.

         Each Borrower shall keep and maintain the Equipment in good operating condition and repair and make all necessary replacements thereto to maintain and preserve the value and operating efficiency thereof at all times consistent with such Borrower's past practice, ordinary wear and tear excepted. No Borrower shall permit any item of Equipment to become a fixture (other than a trade fixture) to real estate or an accession to other property.

11.      OTHER LIENS; NO DISPOSITION OF COLLATERAL.

         Each Borrower represents, warrants and covenants that (a) all Collateral is and will continue to be owned by it free and clear of all liens, claims and encumbrances whatsoever (except for Lender's security interest, Permitted Encumbrances, and such other liens, claims and encumbrances as may be permitted by Lender in its sole discretion from time to time in writing), and
(b) such Borrower will not, without Lender's prior written approval, sell, encumber or dispose of or permit the sale, encumbrance or disposal of any Collateral or any interest of a Borrower therein, except for the sale of Inventory in the ordinary course of a Borrower's business. The proceeds of any such sales shall be remitted to Lender pursuant to this Agreement for application to the Obligations.

12.      GENERAL REPRESENTATIONS AND WARRANTIES.

         Each Borrower represents and warrants that:

         12.1 Due Organization. Each Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State set forth on the Schedule, is qualified and authorized to do business and is in good standing in all states in which such qualification and good standing are necessary in order for it to conduct its business and own its property, and has all requisite power and authority to conduct its business as presently conducted, to own its property and to execute and deliver each of the Loan Documents to which it is a party and perform all of its Obligations thereunder, and has not taken any steps to wind-up, dissolve or otherwise liquidate its assets;

         12.2 Other Names. No Borrower has, during the preceding five (5) years, been known by or used any other corporate or fictitious name except as set forth on the Schedule, nor has any Borrower been the surviving corporation of a merger or consolidation or acquired all or substantially all of the assets of any person during such time except as set forth on the Schedule;

         12.3 Due Authorization. The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party have been authorized by all necessary corporate action and do not and will not constitute a violation of any applicable law or of such Borrower's Articles or Certificate of Incorporation or By-Laws or any other document, agreement or instrument to which such Borrower is a party or by which such Borrower or its assets are bound;

         12.4 Binding Obligation. Each of the Loan Documents to which each Borrower is a party is the legal, valid and binding obligation of such Borrower enforceable against it in accordance with its terms;

         12.5 Intangible Property. Each Borrower possesses adequate assets, licenses, patents, patent applications, copyrights, trademarks, trademark applications and trade names for the present and planned future conduct of its business without any known conflict with the rights of others, and each is valid and has been duly registered or filed with the appropriate governmental authorities;

         12.6 Capital. Each Borrower has capital sufficient to conduct its business, is able to pay its debts as they mature, and owns property having a fair salable value greater than the amount required to pay all of its debts (including contingent debts);

         12.7 Material Litigation. No Borrower has any pending or overtly threatened litigation, actions or proceedings which would materially and adversely affect its business, assets, operations, prospects or condition, financial or otherwise, or the Collateral or any of Lender's interests therein;

         12.8 Title; Security Interests of Lender. Each Borrower has good, indefeasible and merchantable title to its respective property (including the Collateral) and, upon the filing of UCC-1 Financing Statements and the recording of any mortgages or deeds of trust with respect to real property, in each case in the appropriate offices, this Agreement and such documents will create valid and perfected first priority liens in such property and the Collateral, subject only to Permitted Encumbrances;

         12.9 Restrictive Agreements; Labor Contracts. No Borrower is a party or subject to any contract or subject to any charge, corporate restriction, judgment, decree or order materially and adversely affecting its business, assets, operations, prospects or condition, financial or otherwise, or which restricts its right or ability to incur Indebtedness, and no Borrower is a party to any labor dispute. In addition, no labor contract is scheduled to expire during the Initial Term of this Agreement, except as disclosed to Lender in writing prior to the date hereof;

         12.10 Laws. No Borrower is in violation of any applicable statute, regulation, ordinance or any order of any court, tribunal or governmental agency, in any respect materially and adversely affecting the Collateral or its business, assets, operations, prospects or condition, financial or otherwise;

         12.11 Consents. Each Borrower has obtained or caused to be obtained or issued any required consent of a governmental agency or other Person in connection with the financing contemplated hereby;

         12.12 Defaults. No Borrower is in default with respect to any note, indenture, loan agreement, mortgage, lease, deed or other agreement to which it is a party or by which it or its assets are bound, nor has any event occurred which, with the giving of notice or the lapse of time, or both, would cause such a default;

         12.13 Financial Condition. The Prepared Financials fairly present Borrowers' financial condition and results of operations and those of such other Persons described therein as of the date thereof; there are no material omissions from the Prepared Financials or other facts or circumstances not reflected in the Prepared Financials; and there has been no material and adverse change in such financial conditions or operations since the date of the initial Prepared Financials delivered to Lender hereunder;

         12.14 ERISA. None of any Borrower, any ERISA Affiliate, or any Plan is or has been in violation of any of the provisions of ERISA, any of the qualification requirements of IRC Section 401(a) or any of the published interpretations thereunder, nor have any Borrower or any ERISA Affiliate received any notice to such effect. No notice of intent to terminate a Plan has been filed under Section 4041 of ERISA, nor has any Plan been terminated under ERISA. The PBGC has not instituted proceedings to terminate, or appoint a trustee to administer, a Plan. No lien upon the assets of any Borrower has arisen with respect to a Plan. No prohibited transaction or Reportable Event has occurred with respect to a Plan. Neither any Borrower nor any ERISA Affiliate has incurred any withdrawal liability with respect to any Multiemployer Plan. Each Borrower and each ERISA Affiliate have made all contributions required to be made by them to any Plan or Multiemployer Plan when due. There is no accumulated funding deficiency in any Plan, whether or not waived;

         12.15 Taxes. Each Borrower has filed all tax returns and such other reports as it is required by law to file and has paid or made adequate provision for the payment on or prior to the date when due of all taxes, assessments and similar charges that are due and payable;

         12.16 Locations. Each Borrower's chief executive office and the offices and locations where it keeps its respective property (including the Collateral) (except for Inventory in transit) are at the locations set forth on the Schedule, except to the extent that such locations may have been changed after notice to Lender in accordance with Section 13.5 below;

         12.17 Business Relationships. There exists no actual or threatened termination, cancellation or limitation of, or any modification or change in, the business relationship between a Borrower and any customer or any group of customers whose purchases individually or in the aggregate are material to the business of such Borrower, or with any material supplier, and there exists no present condition or state of facts or circumstances which would materially and adversely affect such Borrower or prevent such Borrower from conducting such business after the consummation of the transactions contemplated by this Agreement in substantially the same manner in which it has heretofore been conducted;

         12.18 Centercore Note. The outstanding principal balance of the Centercore Note as of the date hereof is One Million Eight Hundred Twenty-Two Thousand One Hundred Thirty-Six Dollars ($1,822,136). There are no defaults under the Centercore Note and Centercore Group, Inc. has not asserted any defense to the payment of the Centercore Note.

         12.19 Reaffirmations. Each request for a loan made by a Borrower pursuant to this Agreement shall constitute (i) an automatic representation and warranty by such Borrower to Lender that there does not then exist any Event of Default and (ii) a reaffirmation as of the date of said request of all of the representations and warranties of such Borrower contained in this Agreement and the other Loan Documents.

13.      AFFIRMATIVE COVENANTS.

         Each Borrower covenants that, so long as any Obligation remains outstanding and this Agreement is in effect, it shall:

         13.1 Expenses. Reimburse Lender for all costs, fees and expenses incurred by Lender in connection with the negotiation, preparation, execution, delivery, administration and enforcement of each of the Loan Documents, including, but not limited to, the attorneys' and paralegals' fees of in-house and outside counsel, lien, title search and insurance fees, appraisal fees, all charges and expenses incurred in connection with any and all environmental reports and environmental remediation activities, and all other costs, expenses, taxes and filing or recording fees payable in connection with the transactions contemplated by this Agreement including without limitation all such costs, fees and expenses as Lender shall incur or for which Lender shall become obligated in connection with (i) any inspection or verification of the Collateral, (ii) any proceeding relating to the Loan Documents or the Collateral, (iii) actions taken with respect to the Collateral and Lender's security interest therein, including, without limitation, the defense or prosecution of any action involving Lender and any Borrower or any third party, (iv) enforcement of any of Lender's rights and remedies with respect to the Obligations or Collateral and
(v) consultation with Lender's attorneys and participation in any workout, bankruptcy or other insolvency or other proceeding involving any Loan Party or any Affiliate, whether or not suit is filed. Borrowers, shall also pay all Lender charges in connection with bank wire transfers, forwarding of loan proceeds, deposits of checks and other items of payment, returned checks, establishment and maintenance of lock boxes and other blocked accounts, and all other bank and administrative matters, in accordance with Lender's schedule of bank and administrative fees and charges in effect from time to time. Borrowers' obligations under this Section shall be joint and several.

         13.2 Taxes. File all tax returns and pay or make adequate provision for the payment of all taxes, assessments and other charges on or prior to the date when due.

         13.3 Notice of Litigation. Promptly notify Lender in writing of any litigation, suit or administrative proceeding which may materially and adversely affect the Collateral or a Borrower's business, assets, operations, prospects or condition, financial or otherwise, whether or not the claim is covered by insurance.

         13.4 ERISA. Notify Lender in writing (i) promptly upon the occurrence of any event described in Paragraph 4043 of ERISA, other than a termination, partial termination or merger of a Plan or a transfer of a Plan's assets and
(ii) prior to any termination, partial termination or merger of a Plan or a transfer of a Plan's assets.

         13.5 Change in Location. Notify Lender in writing forty-five (45) days prior to any change in the location of a Borrower's chief executive office or the location of any property of a Borrower, or a Borrower's opening or closing of any other place of business.

         13.6 Corporate Existence. Maintain its corporate existence and its qualification to do business and good standing in all states necessary for the conduct of its business and the ownership of its property and maintain adequate assets, licenses, patents, copyrights, trademarks and trade names for the conduct of its business.

         13.7 Labor Disputes. Promptly notify Lender in writing of any labor dispute to which a Borrower is or may become subject and the expiration of any labor contract to which a Borrower is a party or bound.

         13.8 Violations of Law. Promptly notify Lender in writing of any violation of any law, statute, regulation or ordinance of any governmental entity, or of any agency thereof, applicable to a Borrower which may materially and adversely affect the Collateral or a Borrower's business, assets, prospects, operations or condition, financial or otherwise.

         13.9 Defaults. Notify Lender in writing within five (5) Business Days of a Borrower's default under any note, indenture, loan agreement, mortgage, lease or other agreement to which a Borrower is a party or bound, or of any other default under any Indebtedness of a Borrower.

         13.10 Capital Expenditures. Promptly notify Lender in writing of the making of any Capital Expenditure (i) which would result in the breach of the Capital Expenditure covenant set forth in Section 13.14 or (ii) in excess of Fifty Thousand Dollars ($50,000).

         13.11 Books and Records. Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with generally accepted accounting principles consistently applied, reflecting all its financial transactions.

         13.12 Leases; Warehouse Agreements. Provide Lender with (i) copies of all agreements between a Borrower and any landlord or warehouseman which owns any premises at which any Collateral may, from time to time, be located, and
(ii) in addition to all landlord and mortgagee waivers provided pursuant to
Section 2.1(i) above, additional landlord and mortgagee waivers in form acceptable to Lender with respect to all locations where any Collateral is hereafter located.

         13.13 Additional Documents. At Lender's request, promptly execute or cause to be executed and delivered to Lender any and all documents, instruments and agreements deemed necessary by Lender to facilitate the collection of any property of a Borrower pledged to Lender (including the Collateral) or otherwise to give effect to or carry out the terms or intent of this Agreement or any of the other Loan Documents. Without limiting the generality of the foregoing, if any of the Receivables with a face value in excess of One Thousand Dollars ($1,000) arises out of a contract with the United States of America or any department, agency, subdivision or instrumentality thereof, each Borrower shall promptly notify Lender of such fact in writing and shall execute any instruments and take any other action required or requested by Lender to comply with the provisions of the Federal Assignment of Claims Act.

         13.14 Financial Covenants. Comply with the financial covenant set forth on the Schedule.

14.      NEGATIVE COVENANTS.

         Without Lender's prior written consent, which consent Lender may withhold in its sole discretion, so long as any Obligation remains outstanding and this Agreement is in effect, no Borrower shall: (a) Mergers. Merge or consolidate with or acquire any other Person, or make any other material change in its capital structure or in its business or operations which might adversely affect the repayment of the Obligations; (b) Loans. Make advances, loans or extensions of credit to, or invest in, any Person (except for travel-related advances to employees of any Borrower not to exceed Ten Thousand Dollars ($10,000) in the aggregate at any time outstanding; (c) Dividends. Declare or pay cash dividends upon any of its stock or distribute any of its property or redeem, retire, purchase or acquire directly or indirectly any of its stock; (d) Adverse Transactions. Enter into any transaction which materially and adversely affects the Collateral or Borrowers' ability to repay the Obligations in full as and when due; (e) Indebtedness of Others. Become directly or contingently liable for the Indebtedness of any Person, except by endorsement of instruments for deposit; (f) Repurchase. Make a sale to any customer on a bill-and-hold, guaranteed sale, sale and return, sale on approval, consignment, or any other repurchase or return basis; (g) Name. Use any corporate or fictitious name other than its corporate name as set forth in its Articles or Certificate of Incorporation on the date hereof; (h) Prepayment. Prepay any Indebtedness other than trade payables and other than the Obligations; (i) Capital Expenditure. Make or incur any Capital Expenditure if, after giving effect thereto, the aggregate amount of all Capital Expenditures by Borrowers in any fiscal year would exceed the amount set forth on the Schedule; (j) Indebtedness. Create, incur, assume or permit to exist any Indebtedness (including Indebtedness in connection with Capital Leases) except as set forth on the Schedule; (k) Affiliate Transactions. Except as set forth below, sell, transfer, distribute or pay any money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or Indebtedness, or any property, of any Affiliate, or become liable on any guaranty of the indebtedness, dividends or other obligations of any Affiliate. Notwithstanding the foregoing, Borrowers may pay compensation to employees who are Affiliates and, if no Event of Default has occurred, Borrowers may engage in transactions with Affiliates in the normal course of business, in amounts and upon terms which are fully disclosed to Lender and which are no less favorable to Borrowers than would be obtainable in a comparable arm's length transaction with a Person who is not an Affiliate; (l) Nature of Business. Enter into any new business or make any material change in any of a Borrower's business objectives, purposes and operations; (m) Lender's Name. Use the name of Lender in connection with any of a Borrower's business or activities, except in connection with internal business matters or as required in dealings with governmental agencies and financial institutions or with trade creditors of a Borrower, solely for credit reference purposes; or (n) Margin Security. Own, purchase or acquire (or enter into any contract to purchase or acquire) any "margin security" as defined by any regulation of the Federal Reserve Board as now in effect or as the same may hereafter be in effect.

15.      ENVIRONMENTAL MATTERS.

         15.1 Definitions. The following definitions apply to the provisions of this Section 15: (i) The term "Applicable Law" shall include, but shall not be limited to, each statute named or referred to in this Section 15.1 and all rules and regulations thereunder, and any other local, state and/or federal laws, rules, regulations and ordinances, whether currently in existence or hereafter enacted, which govern, to the extent applicable to the Property or to a Borrower, (a) the existence, cleanup and/or remedy of contamination on real property; (b) the protection of the environment from soil, air or water pollution, or from spilled, deposited or otherwise emplaced contamination; (c) the emission or discharge of hazardous substances into the environment; (d) the control of hazardous wastes; or (e) the use, generation, transport, treatment, removal or recovery of Hazardous Substances. (ii) The term "Hazardous Substance" shall mean (a) any oil, flammable substance, explosives, radioactive materials, hazardous wastes or substances, toxic wastes or substances or any other wastes, materials or pollutants which (i) pose a hazard to the Property or to persons on or about the Property or (ii) cause the Property to be in violation of any Applicable Law; (b) asbestos in any form which is or could become friable, urea formaldehyde foam insulation, transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls, or radon gas;
(c) any chemical, material or substance defined as or included in the definition of "hazardous substances," "waste," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," or "toxic substances" or words of similar import under any Applicable Law, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 USC Sections 9601 et seq.; the Resource Conservation and Recovery Act ("RCRA"), 42 USC Sections 6901 et seq.; the Hazardous Materials Transportation Act, 49 USC Sections 1801 et seq.; and the Federal Water Pollution Control Act, 33 USC Sections 1251 et seq.; (d) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority which may or could pose a hazard to the health and safety of the occupants of the Property or the owners and/or occupants of property adjacent to or surrounding the Property, or any other person coming upon the Property or adjacent property; and (e) any other chemical, materials or substance which may or could pose a hazard to the environment. (iii) The term "Property" shall mean all real property, wherever located, in which a Borrower or any Affiliate of a Borrower has any right, title or interest, whether now existing or hereafter arising, and including, without limitation, as owner, lessor or lessee.

         15.2 Covenants and Representations. Each Borrower represents and warrants that there have not been during the period of a Borrower's possession of any interest in the Property and, to the best of its knowledge after reasonable inquiry, there have not been at any other times, any activities on the Property involving, directly or indirectly, the use, generation, treatment, storage or disposal of any Hazardous Substances except in compliance with Applicable Law (a) under, on or in the land included in the Property, whether contained in soil, tanks, sumps, ponds, lagoons, barrels, cans or other containments, structures or equipment, (b) incorporated in the buildings, structures or improvements included in the Property, including any building material containing asbestos, or (c) used in connection with any operations on or in the Property. Without limiting the generality of the foregoing and to the extent not included within the scope of this Section 15.2, each Borrower represents and warrants that each Borrower is in full compliance with Applicable Law and has received no notice from any person or any governmental agency or other entity of any violation by any Borrower or its Affiliates of any Applicable Law. Borrowers shall be solely responsible for and agrees to indemnify Lender, protect and defend with counsel reasonably acceptable to Lender, and hold Lender harmless from and against any claims actions, administrative proceedings, judgments, damages, punitive damages, penalties, fines, costs, liabilities (including sums paid in settlements of claims), interest or losses, attorneys' fees (including any fees and expenses incurred in enforcing this indemnity), consultant fees, expert fees, and other out-of-pocket costs or expenses actually incurred by Lender (collectively, the "Environmental Costs"), that may, at any time or from time to time, arise directly or indirectly from or in connection with: (a) the presence, suspected presence, release or suspected release of any Hazardous Substance whether into the air, soil, surface water or groundwater of or at the Property, or any other violation of Applicable Law, or (b) any breach of the foregoing representations and covenants; except to the extent any of the foregoing result from the actions of Lender, its employees, agents and representatives. All Environmental Costs incurred or advanced by Lender shall be deemed to be made by Lender in good faith and shall constitute Obligations hereunder. Borrowers' obligations under this section shall be joint and several.

16.      TERM; TERMINATION.

         16.1 Term. The initial term of this Agreement shall be as set forth on the Schedule (the "Initial Term") and shall be automatically renewed for successive periods of one (1) year (each, a "Renewal Term"), unless earlier terminated as provided herein.

         16.2 Prior Notice. Each party shall have the right to terminate this Agreement at the end of the Initial Term or at the end of any Renewal Term by giving the other parties written notice not less than sixty (60) days prior to the effective date of such termination, by registered or certified mail.

         16.3 Payment in Full. Upon the effective date of termination, the Obligations shall become immediately due and payable in full in cash.

         16.4 Early Termination; Termination Fee. In addition to the procedure set forth in Section 16.2, Borrowers may terminate this Agreement at any time upon sixty (60) days' prior written notice and prepay the Obligations. Upon any such early termination by Borrowers or any termination of this Agreement by Lender upon the occurrence of an Event of Default, then, and in any such event, Borrowers shall pay to Lender upon the effective date of such termination a fee (the "Termination Fee") in an amount equal to the amount shown on the Schedule. Borrowers' obligations under this Section shall be joint and several.

17.      DEFAULT.

         17.1 Events of Default. Any one or more of the following events shall constitute an Event of Default under this Agreement:

         (i) A Borrower fails to pay when due and payable any portion of the Obligations at stated maturity, upon acceleration or otherwise;

         (ii) A Borrower or any other Loan Party fails or neglects to perform, keep, or observe any Obligation including, but not limited to, any term, provision, condition, covenant or agreement contained in any Loan Document to which such Loan Party is a party;

         (iii) Any material adverse change occurs in a Borrower's business, assets, operations, prospects or condition, financial or otherwise;

         (iv) The prospect of repayment of any portion of the Obligations or the value or priority of Lender's security interest in the Collateral is materially impaired;

         (v) Any material portion of a Borrower's assets is seized, attached, subjected to a writ or distress warrant, is levied upon or comes into the possession of any judicial officer;

         (vi) A Borrower shall generally not pay its debts as they become due or shall enter into any agreement (whether written or oral), or offer to enter into any agreement, with all or a significant number of its creditors regarding any moratorium or other indulgence with respect to its debts or the participation of such creditors or their representatives in the supervision, management or control of the business of such Borrower;

         (vii) Any bankruptcy or other insolvency proceeding is commenced by a Borrower, or any such proceeding is commenced against a Borrower and remains undischarged or unstayed for forty-five (45) days;

         (viii) Any notice of lien, levy or assessment is filed of record with respect to any of a Borrower's assets;

         (ix) Any judgments are entered against a Borrower in an aggregate amount exceeding Fifty Thousand Dollars ($50,000);

         (x) Any default shall occur under any material agreement between a Borrower and any third party including, without limitation, any default which would result in a right by such third party to accelerate the maturity of any Indebtedness of such Borrower to such third party;

         (xi) Any representation or warranty made or deemed to be made by a Borrower, any Affiliate or any other Loan Party in any Loan Document or any other statement, document or report made or delivered to Lender in connection therewith shall prove to have been misleading in any material respect;

         (xii) Any Prohibited Transaction or Reportable Event shall occur with respect to a Plan which could have a material adverse effect on the financial condition of a Borrower; any lien upon the assets of a Borrower in connection with any Plan shall arise; a Borrower or any of its ERISA Affiliates shall fail to make full payment when due of all amounts which such Borrower or any of its ERISA Affiliates may be required to pay to any Plan or any Multiemployer Plan as one or more contributions thereto; a Borrower or any of its ERISA Affiliates creates or permits the creation of any accumulated funding deficiency, whether or not waived;

         (xiii) Any transfer of any of the issued and outstanding shares of common stock or other evidence of ownership of Maris or Airo;

         (xiv) Either (a) Safeguard Scientifics (Delaware), Inc. and Frederick
B. Franks, George E. Mitchell and Phillip Donnelly (collectively, the "Management Team") at any time collectively own less than fifty-one percent (51%) of the issued and outstanding shares of common stock or other evidence of ownership of Core, or (b) the Management Team at any time does not possess the requisite votes to elect, or has not elected, a majority of the directors which comprise the board of directors of Core; or

         (xv) A default under the Centercore Note.

         17.2 Remedies. Upon the occurrence of an Event of Default, Lender may, at its option and in its sole discretion and in addition to all of its other rights under the Loan Documents, terminate this Agreement and declare all of the Obligations to be immediately payable in full. Lender shall also have all of its rights and remedies under applicable law, including, without limitation, the default rights and remedies of a secured party under the Code, and further, Lender may, at any time, take possession of the Collateral and keep it on any Borrower's premises, at no cost to Lender, or remove any part of it to such other place(s) as Lender may desire or, upon Lender's demand, require a Borrower, at such Borrower's sole cost, to assemble the Collateral and make it available to Lender at a place reasonably convenient to Lender and Lender may sell and deliver any Collateral at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as Lender deems advisable, at Lender's discretion, and may, if Lender deems it reasonable, postpone or adjourn any sale of the Collateral by an announcement at the time and place of sale or of such postponed or adjourned sale without giving a new notice of sale. Each Borrower agrees that Lender has no obligation to preserve rights to the Collateral or marshall any Collateral for the benefit of any Person. Lender is hereby granted a license or other right to use, without charge, each Borrower's labels, patents, copyrights, name, trade secrets, trade names, trademarks and advertising matter, or any similar property, in completing production, advertising or selling any Collateral and each Borrower's rights under all licenses and all franchise agreements shall inure to Lender's benefit. Any requirement of reasonable notice shall be met if such notice is mailed postage prepaid to the applicable Borrower at its address set forth in the heading to this Agreement at least five (5) days before sale or other disposition. The proceeds of sale shall be applied, first, to all attorneys fees and other expenses of sale, and second, to the Obligations in such order as Lender shall elect, in its sole discretion. Lender shall return any excess to Borrowers, and Borrowers shall remain, jointly and severally, liable for any deficiency to the fullest extent permitted by law. Without limiting any of Lender's rights and remedies hereunder, upon the occurrence of an Event of Default, Lender may draw upon the Letter of Credit and apply the proceeds thereof to the Obligations in such order and manner as Lender shall elect.

         17.3 Standards for Determining Commercial Reasonableness. Each Borrower and Lender agree that the following conduct by Lender with respect to any disposition of Collateral shall conclusively be deemed commercially reasonable (but other conduct by Lender, including, but not limited to, Lender's use in its sole discretion of other or different times, places and manners of noticing and conducting any disposition of Collateral shall not be deemed unreasonable): Any public or private disposition as to which on no later than the fifth calendar day prior thereto written notice thereof is mailed or personally delivered to the applicable Borrower and, with respect to any public disposition, on no later than the fifth calendar day prior thereto notice thereof describing in general non-specific terms, the Collateral to be disposed of is published once in a newspaper of general circulation in the county where the sale is to be conducted, at any place designated by Lender, with or without the Collateral being present, and which commences at any time between 8:00 a.m. and 5:00 p.m. (provided that no notice of any public or private disposition need be given to the applicable Borrower if the Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market). Without limiting the generality of the foregoing, each Borrower expressly agrees that, with respect to any disposition of accounts, instruments and general intangibles, it shall be commercially reasonable for Lender to direct any prospective purchaser thereof to ascertain directly from such Borrower any and all information concerning the same, including, but not limited to, the terms of payment, aging and delinquency, if any, the financial condition of any obligor or account debtor thereon or guarantor thereof, and any collateral therefor.

18.      DEFINITIONS.

         18.1 Defined Terms. As used in this Agreement, the following terms have the definitions set forth below:

"Affiliate" means any Person controlling, controlled by or under common control with a Borrower. For purposes of this definition, "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Borrower, whether through ownership of common or preferred stock or other equity interests, by contract or otherwise. Without limiting the generality of the foregoing, each of the following shall be an
Affiliate: any officer, director, employee or other agent of a Borrower, any shareholder of greater than ten percent (10%) of the issued and outstanding shares of capital stock of a Borrower or subsidiary of a Borrower, and any other Person with whom or which a Borrower has common shareholders, officers or directors.

"Business Day" means any day on which commercial banks in both Los Angeles, California and Phoenix, Arizona are open for business.

"Capital Expenditures" means all expenditures made and liabilities incurred for the acquisition of any fixed asset or improvement, replacement, substitution or addition thereto which has a useful life of more than one (1) year and including, without limitation, those arising in connection with Capital Leases.

"Capital Lease" means any lease of property by a Borrower that, in accordance with generally accepted accounting principles, should be capitalized for financial reporting purposes and reflected as a liability on the balance sheet of such Borrower.

"Centercore Note" means that certain Promissory Note dated as of October 20, 1995 issued by Centercore Group, Inc. to Core in the original principal amount of One Million Nine Hundred Sixty-Two Thousand
Three Hundred Dollars ($1,962,300).

"Closing" means the initial advance made by Lender pursuant to this Agreement.

"Closing Date" means the date of the Closing.

"Code" means the Uniform Commercial Code as adopted, amended, and in effect in the State of Arizona from time to time.

"Collateral" has the meaning set forth in Section 4.1 above.

"Collateral Assignment" means that certain Collateral Assignment of Trademarks, Licenses and Patents and Security Agreement, of even date herewith, between Airo and Lender.

"Deposit Accounts" has the meaning set forth in Section 47-9105 of the Code.

"Eligible Inventory" means Inventory which Lender, in its sole judgment, deems Eligible Inventory, based on such considerations as Lender may from time to time deem appropriate. Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless, in Lender's sole judgment, such Inventory
(i) is owned by Airo, (ii) consists of raw materials in good, new and salable condition which are not obsolete or unmerchantable, are not comprised of work in process or packaging, materials or supplies, are not items returned under warranty or subassemblies, are not slow-moving or held on consignment, and are not proprietary in nature (i.e. Ultraguard covers); (ii) meets all standards imposed by any governmental agency or authority; (iv) conforms in all respects to the warranties and representations set forth herein; (v) is at all times subject to Lender's duly perfected, first priority security interest; and (vi) is situated at 110 Summit Drive, Exton, Pennsylvania 19341.

"Eligible Receivables" means Receivables which Lender, in its sole judgment, shall deem eligible based on such considerations as Lender may from time to time deem appropriate. Without limiting the foregoing, a Receivable shall not be deemed to be an Eligible Receivable if (i) the account debtor has failed to pay the Receivable within a period of ninety (90) days after invoice date, to the extent of any amount remaining unpaid after such period; (ii) the account debtor has failed to pay more than fifty percent (50%) of all outstanding Receivables owed by it to any Borrower within ninety (90) days after invoice date excluding retainage; (iii) the account debtor is an Affiliate of any Borrower; (iv) the goods relating thereto are placed on consignment, guaranteed sale, "bill and hold" or other terms pursuant to which payment by the account debtor may be conditional; (v) the account debtor is not located in the United States or Canada, unless the Receivable is supported by a letter of credit or other form of guaranty or security, in each case in form and substance satisfactory to Lender; (vi) the account debtor is the United States or any department, agency or instrumentality thereof; (vii) the account debtor is any State, city or municipality of the United States and the amount thereof exceeds Fifty Thousand Dollars ($50,000); (viii) a Borrower is or may become liable to the account debtor; (ix) the account debtor's total obligations to Borrowers exceed fifteen percent (15%) of all Eligible Receivables, to the extent of such excess (percentages which exceed fifteen percent (15%) shall be subject to Lender's approval); (x) the account debtor disputes liability or makes any claim with respect thereto (up to the amount of such liability or claim), or is subject to any insolvency or bankruptcy proceeding, or becomes insolvent, fails or goes out of a material portion of its business; (xi) the amount thereof consists of late charges or finance charges; (xii) the amount thereof consists of credit balances more than ninety (90) days past invoice date, but only to the extent such amounts consist of credit balances more than ninety (90) days past invoice date;
(xiii) the Receivable is evidenced by an instrument or chattel paper unless such instrument or chattel paper is delivered to Lender; (xiv) the face amount thereof exceeds One Hundred Thousand Dollars ($100,000), unless accompanied by evidence of shipment of the goods relating thereto satisfactory to Lender in its sole discretion; (xv) the Receivable represents a customer deposit; (xvii) the Receivable is a billing for retainage withheld; (xviii) the Receivable represents amounts billed for service or maintenance contracts; or (xix) the Receivable pertains to a job which is bonded.

"Equipment" means all of each Borrower's present and hereafter acquired machinery, molds, machine tools, motors, furniture, equipment, furnishings, fixtures, trade fixtures, motor vehicles, tools, parts, dyes, jigs, goods and other tangible personal property (other than Inventory) of every kind and description used in such Borrower's operations or owned by such Borrower and any interest in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions and improvements to any of the foregoing, wherever located.

"ERISA" means the Employment Retirement Income Security Act of 1974, as amended, and the regulations thereunder.

"ERISA Affiliate" means each trade or business (whether or not incorporated and whether or not foreign) which is or may hereafter become a member of a group of which a Borrower is a member and which is treated as a single employer under ERISA Section 4001(b)(1), or IRC Section 414.

"Event of Default" means any of the events set forth in Section 17.1 of this Agreement.

"General Intangibles" means all general intangibles of each Borrower, whether now owned or hereafter created or acquired by such Borrower, including, without limitation, all choses in action, causes of action, corporate or other business records, Deposit Accounts, inventions, designs, drawings, blueprints, patents, patent applications, trademarks and the goodwill of the business symbolized thereby, names, trade names, trade secrets, goodwill, copyrights, registrations, licenses, franchises, customer lists, security and other deposits, rights in all litigation presently or hereafter pending for any cause or claim (whether in contract, tort or otherwise), and all judgments now or hereafter arising therefrom, all claims of such Borrower against Lender, rights to purchase or sell real or personal property, rights as a licensor or licensee of any kind, royalties, telephone numbers, proprietary information, purchase orders, and all insurance policies and claims (including without limitation credit, liability, property and other insurance) tax refunds and claims, computer programs, discs, tapes and tape files, claims under guaranties, security interests or other security held by or granted to such Borrower to secure payment of any of the Receivables by an account debtor, all rights to indemnification and all other intangible property of every kind and nature (other than Receivables).

"Indebtedness" means all of each Borrower's present and future obligations, liabilities, debts, claims and indebtedness, contingent, fixed or otherwise, however evidenced, created, incurred, acquired, owing or arising, whether under written or oral agreement, operation of law or otherwise, and includes, without limiting the foregoing (i) the Obligations, (ii) obligations and liabilities of any Person secured by a lien, claim, encumbrance or security interest upon property owned by such Borrower, even though such Borrower has not assumed or become liable therefor, (iii) obligations and liabilities created or arising under any lease (including Capital Leases) or conditional sales contract or other title retention agreement with respect to property used or acquired by such Borrower, even though the rights and remedies of the lessor, seller or lender are limited to repossession, (iv) all unfunded pension fund obligations and liabilities and (v) deferred taxes.

"Initial Term" has the meaning set forth on the Schedule.

"Inventory" means all of each Borrower's now owned and hereafter acquired goods, merchandise and other personal property, wherever located, to be furnished under any contract of service or held for sale or lease, all raw materials, work in process, finished goods and materials and supplies of any kind, nature or description which are or might be used or consumed in such Borrower's business or used in connection with the manufacture, packing, shipping, advertising, selling or finishing of such goods, merchandise and other personal property, and all documents of title or other documents representing them.

"Inventory Loans" has the meaning set forth on the Schedule.

"IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

"Letter of Credit" means that certain Letter of Credit issued by PNC Bank in the amount of Four Million Five Hundred Thousand Dollars ($4,500,000) for the account of Subordinating Creditor in favor of Lender.

"Loan Documents" means, collectively, this Agreement, the Collateral Assignment, the Subordination Agreement, any note or notes executed by any Borrower and payable to Lender, and any other agreement entered into in connection with this Agreement, such security agreements, intellectual property assignments and mortgages as Lender may require with respect to this Agreement or the Guaranty, together with all alterations, amendments, changes, extensions, modifications, refinancings, refundings, renewals, replacements, restatements, or supplements, of or to any of the foregoing.

"Loan Party" means each Borrower and each other party (other than Lender) to any Loan Document.

"Multiemployer Plan" means a "multiemployer plan" as defined in ERISA Sections 3(37) or 4001(a)(3) or IRC Section 414(f) which covers employees of a Borrower or any ERISA Affiliate.

"Obligations" means all present and future loans, advances, debts, liabilities, obligations, covenants, duties and indebtedness at any time owing by a Borrower to Lender, whether evidenced by this Agreement any note or other instrument or document, whether arising from an extension of credit, opening of a letter of credit, banker's acceptance, loan, guaranty, indemnification or otherwise, whether direct or indirect (including, without limitation, those acquired by assignment and any participation by Lender in such Borrower's debts owing to others), absolute or contingent, due or to become due, including, without limitation, all interest, charges, expenses, fees, attorney's fees and any other sums chargeable to such Borrower hereunder or under any other agreement with Lender.

"Operating Cash Flow" means, for any period, Borrowers' consolidated net income or loss (excluding the effect of any extraordinary gains or losses from sales of property not in the ordinary course of business), determined in accordance with generally accepted accounting principles, plus each of the following items (determined on a consolidated basis) to the extent deducted from the revenues of Borrowers in the calculation of net income or loss: (i) depreciation; (ii) amortization; and (iii) interest expense, paid or accrued; less all actual Capital Expenditures made during such period.

"Overlines" has the meaning set forth in Section 1.3.

"PBGC" means the Pension Benefit Guarantee Corporation.

"Permitted Encumbrance" means each of the liens, mortgages and other security interests set forth on the Schedule and incorporated herein by this reference.

"Person" means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, government, or any agency or political division thereof, or any other entity.

"Plan" means any plan described in ERISA Section 3(2) maintained for employees of any Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

"Prepared Financials" means the balance sheets of Borrowers as of the date set forth in the Schedule, and as of each subsequent date on which audited balance sheets are delivered to Lender from time to time hereunder, and the related statements of operations, changes in stockholder's equity and changes in cash flow for the periods ended on such dates.

"Prohibited Transaction" means any transaction described in Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c)(2) of the IRC.

"Receivable Loans" has the meaning set forth on the Schedule.

"Receivables" means all of each Borrower's now owned and hereafter acquired accounts (whether or not earned by performance), proceeds of any letters of credit naming such Borrower as beneficiary, contract rights, chattel paper, instruments, documents and all other forms of obligations at any time owing to such Borrower, all guaranties and other security therefor, whether secured or unsecured, all merchandise returned to or repossessed by such Borrower, and all rights of stoppage in transit and all other rights or remedies of an unpaid vendor, lienor or secured party.

"Renewal Term" has the meaning set forth on the Schedule.

"Reportable Event" means a reportable event described in Section 4043 of ERISA or the regulations thereunder, a withdrawal from a Plan described in Section 4063 of ERISA, or a cessation of operations described in Section 4068(f) of ERISA.

"Subordinated Debt" means liabilities of a Borrower the repayment of which is subordinated, to the payment and performance of the Obligations, pursuant to a subordination agreement on Lender's standard form.

"Subordinating Creditor" means the persons set forth on the Schedule.

"Subordination Agreement" means the Subordination Agreement dated March ___, 1997, by and between the Subordinating Creditor and Lender, as such Subordination Agreement may be amended, supplemented or otherwise modified from time to time.

"Total Contractual Debt Service" means, for any period, the sum of payments made or required to be made by any Borrower during such period for interest and scheduled principal payments due on the Indebtedness.

"Total Facility" has the meaning set forth on the Schedule.

"Trademarks, Licenses and Patents" means all of each Borrower's right, title and interest in and to: (i) trademarks, trademark registrations, trade names, trade name registrations, and trademark or trade name applications, including without limitation such as are listed on the Schedule, attached hereto and made a part hereof, as the same may be amended from time to time, and (a) renewals thereof,
(b) all income, royalties, damages and payments now and hereafter due and/or payable with respect thereto, including, without limitation, damages and payments for past or future infringements thereof, (c) the right to sue for past, present and future infringements thereof, (d) all rights corresponding thereto throughout the world, and (e) the goodwill of the business operated by Assignor connected with and symbolized by any trademarks or trade names; (ii) license agreements, including without limitation such as are listed on the

Schedule attached hereto and made a part hereof, and the right to prepare for sale, sell, and advertise for sale any Inventory now or hereafter owned by Assignor and now or hereafter covered by such licenses; and (iii) patents and patent applications, registered or pending, including without limitation such as are listed on the Schedule, attached hereto, together with all income, royalties, shop rights, damages and payments thereto, the right to sue for infringements thereof, and all rights thereto throughout the world and all reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, and the goodwill of the business connected with the use of and symbolized by such patents.

         18.2 Other Terms. All accounting terms used in this Agreement, unless otherwise indicated, shall have the meanings given to such terms in accordance with generally accepted accounting principles, consistently applied. All other terms contained in this Agreement, unless otherwise indicated, shall have the meanings provided by the Code, to the extent such terms are defined therein.

19.      MISCELLANEOUS.

         19.1 Recourse to Security; Certain Waivers. All Obligations shall be payable by each Borrower as provided for herein and, in full, at the termination of this Agreement; recourse to security will not be required at any time. Each Borrower waives presentment and protest of any instrument and notice thereof, notice of default and, to the extent permitted by applicable law, all other notices to which such Borrower might otherwise be entitled.

         19.2 No Waiver by Lender. Lender's failure to exercise any right, remedy or option under this Agreement or any supplement or other agreement between Lender and Borrowers or delay by Lender in exercising the same will not operate as a waiver. No waiver by Lender will be effective unless in writing and then only to the extent stated. No waiver by Lender shall affect its right to require strict performance of this Agreement. Lender's rights and remedies will be cumulative and not exclusive.

         19.3 Binding on Successor and Assigns. All terms, conditions, promises, covenants, provisions and warranties shall inure to the benefit of and bind Lender's and Borrowers' respective representatives, successors and assigns.

         19.4 Severability. If any provision of this Agreement shall be prohibited or invalid under applicable law, it shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

         19.5 Amendments; Assignments. This Agreement may not be modified, altered or amended, except by an agreement in writing signed by each Borrower and Lender. No Borrower may sell, assign or transfer any interest in this Agreement or any other Loan Document, or any portion thereof, including, without limitation, any of such Borrower's rights, title, interests, remedies, powers and duties hereunder or thereunder. Each Borrower hereby consents to Lender's participation, sale, assignment, transfer or other disposition, at any time or times hereafter, of this Agreement and any of the other Loan Documents, or of any portion hereof or thereof, including, without limitation, Lender's rights, title, interests, remedies, powers and duties hereunder or thereunder. In connection therewith, Lender may disclose all documents and information which Lender now or hereafter may have relating to any Borrower or any Borrower's business. To the extent that Lender assigns its rights and obligations hereunder to a third party, Lender shall thereafter be released from such assigned obligations to any Borrower and such assignment shall effect a novation between such Borrower and such third party.

         19.6 Integration. This Agreement, together with the Schedule (which is a part hereof) and the other Loan Documents, reflect the entire understanding of the parties with respect to the transactions contemplated hereby.

         19.7 Governing Law; Waivers. THIS AGREEMENT SHALL BE DEEMED TO HAVE BEEN MADE IN THE STATE OF ARIZONA AND SHALL BE INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF ARIZONA AND NOT THE CONFLICT OF LAWS RULES OF THE STATE OF

ARIZONA GOVERNING CONTRACTS TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. EACH BORROWER HEREBY AGREES TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF MARICOPA, STATE OF ARIZONA OR, AT THE SOLE OPTION OF LENDER, IN ANY OTHER COURT IN WHICH LENDER SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH BORROWER WAIVES ANY OBJECTION OF FORUM NON CONVENIENS AND VENUE. EACH BORROWER FURTHER WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS BE MADE IN THE MANNER SET FORTH IN SECTION 19.13 HEREOF FOR THE GIVING OF NOTICE.

         19.8 Survival. All of the representations and warranties of each Borrower contained in this Agreement shall survive the execution, delivery and acceptance thereof by the parties. No termination of this Agreement or of any guaranty of the Obligations shall affect or impair the powers, obligations, duties, rights, representations, warranties or liabilities of the parties hereto and all shall survive such termination.

         19.9 Evidence of Obligations. Each Obligation may, in Lender's discretion, be evidenced by notes or other instruments issued or made by Borrowers, or any of them, to Lender. If not so evidenced, such Obligation shall be evidenced solely by entries upon Lender's books and records.

         19.10 Collateral Security. The Obligations shall constitute one loan secured by the Collateral. Lender may, in its sole discretion, (i) exchange, enforce, waive or release any of the Collateral, (ii) apply Collateral and direct the order or manner of sale thereof as it may determine and (iii) settle, compromise, collect or otherwise liquidate any Collateral in any manner without affecting its right to take any other action with respect to any other Collateral.

         19.11 Application of Collateral. Lender shall have the continuing and exclusive right to apply or reverse and re-apply any and all payments to any portion of the Obligations. To the extent that any Borrower makes a payment or Lender receives any payment or proceeds of the Collateral for any Borrower's benefit which is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by Lender.

         19.12 Loan Requests. Each oral or written request for a loan by any Person who purports to be any employee, officer or authorized agent of any Borrower shall be made to Lender on or prior to 11:00 a.m., Philadelphia time, on the Business Day on which the proceeds thereof are requested to be paid to such Borrower and shall be conclusively presumed to be made by a Person authorized by such Borrower to do so and the crediting of a loan to such Borrower's operating account shall conclusively establish Borrowers' obligation to repay such loan. Unless and until Borrowers otherwise direct Lender in writing, all loans shall be wired to Borrowers' operating account set forth on the Schedule.

         19.13 Notices. Any notice required hereunder shall be in writing and addressed to the Borrowers (and Borrowers' legal counsel at Jacoby Donner, P.C., Suite 2000, 1515 Market Street, Philadelphia, Pennsylvania 19102, Attention:
Mary F. Walrath, Esq.) and Lender at their addresses set forth at the beginning of this Agreement. Notices hereunder shall be deemed received on the earlier of receipt, whether by mail, personal delivery, facsimile, or otherwise, or three
(3) days after deposit in the United States mail, postage prepaid.

         19.14 Brokerage Fees. Each Borrower represents and warrants to Lender that, with respect to the financing transaction herein contemplated, no Person is entitled to any brokerage fee or other commission and each Borrower agrees to indemnify and hold Lender harmless against any and all such claims.

         19.15 Disclosure. No representation or warranty made by any Borrower in this Agreement, or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to any Borrower or which reasonably should be known to any Borrower which any Borrower has not disclosed to Lender in writing with respect to the transactions contemplated by this Agreement which materially and adversely affects the business, assets, operations, prospects or condition (financial or otherwise), of any Borrower.

         19.16 Publicity. Lender is hereby authorized to issue appropriate press releases and to cause a tombstone to be published announcing the consummation of this transaction and the aggregate amount thereof.

         19.17 Captions. The Section titles contained in this Agreement are without substantive meaning and are not part of this Agreement.

         19.18 Injunctive Relief. Each Borrower recognizes that, in the event any Borrower fails to perform, observe or discharge any of its Obligations under this Agreement, any remedy at law may prove to be inadequate relief to Lender. Therefore, Lender, if it so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

         19.19 Counterparts. This Agreement may be executed in one or more counterparts, each of which taken together shall constitute one and the same instrument.

         19.20 Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto.

         19.21 Time of Essence. Time is of the essence for the performance by Borrowers of the Obligations set forth in this Agreement.

         19.22 Limitation of Actions. Each Borrower agrees that any claim or cause of action by such Borrower against Lender, or any of Lender's directors, officers, employees, agents, accountants or attorneys, based upon, arising from, or relating to this Agreement, or any other present or future agreement, or any other transaction contemplated hereby or thereby or relating hereto or thereto, or any other matter, cause or thing whatsoever, whether or not relating hereto or thereto, occurred, done, omitted or suffered to be done by Lender, or by Lender's directors, officers, employees, agents, accountants or attorneys, whether sounding in contract or in tort or otherwise, shall be barred unless asserted by such Borrower by the commencement of an action or proceeding in a court of competent jurisdiction by the filing of a complaint within one (1) year after the first act, occurrence or omission upon which such claim or cause of action, or any part thereof, is based and service of a summons and complaint on an officer of Lender or any other person authorized to accept service of process on behalf of Lender, within thirty (30) days thereafter. Each Borrower agrees that such one (1) year period of time is a reasonable and sufficient time for a Borrower to investigate and act upon any such claim or cause of action. The one
(1) year period provided herein shall not be waived, tolled, or extended except by a specific written agreement of Lender. This provision shall survive any termination of this Loan Agreement or any other agreement.

         19.23 Liability. Neither Lender nor any Lender Affiliate shall be liable for any indirect, special, incidental or consequential damages in connection with any breach of contract, tort or other wrong relating to this Agreement or the Obligations or the establishment, administration or collection thereof (including without limitation damages for loss of profits, business interruption, and the like), whether such damages are foreseeable or unforeseeable, even if Lender has been advised of the possibility of such damages. Neither Lender, nor any Lender Affiliate shall be liable for any claims, demands, losses or damages, of any kind whatsoever, made, claimed, incurred or suffered by the any Borrower through the ordinary negligence of Lender, or any Lender Affiliate. "Lender Affiliate" shall mean Lender's directors, officers, employees, agents, attorneys and any other person or entity affiliated with or representing Lender.

         19.24 Notice of Breach by Lender. Each Borrower agrees to give Lender written notice of (i) any action or inaction by Lender or any attorney of Lender in connection with any Loan Documents that may be actionable against Lender or any attorney of Lender or (ii) any defense to the payment of the Obligations for any reason, including, but not limited to, commission of a tort or violation of any contractual duty or duty implied by law. Each Borrower agrees that unless such notice is fully given as promptly as possible (and in any event within thirty (30) days) after such Borrower has knowledge, or with the exercise of reasonable diligence should have had knowledge, of any such action, inaction or defense, such Borrower shall not assert, and such Borrower shall be deemed to have waived, any claim or defense arising therefrom.

         19.25 Application of Insurance Proceeds. The net proceeds of any casualty insurance insuring the Collateral, after deducting all costs and expenses (including attorneys' fees) of collection, shall be applied, at Lender's option, either toward replacing or restoring the Collateral, in a manner and on terms satisfactory to Lender, or toward payment of the Obligations. Any proceeds applied to the payment of Obligations shall be applied in such manner as Lender may elect. In no event shall such application relieve any Borrower from payment in full of all installments of principal and interest which thereafter become due in the order of maturity thereof.

         19.26 MUTUAL WAIVER OF RIGHT TO JURY TRIAL. LENDER AND EACH BORROWER EACH HEREBY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED UPON, ARISING OUT OF, OR IN ANY WAY RELATING TO: (i) THIS AGREEMENT; OR (ii) ANY OTHER PRESENT OR FUTURE INSTRUMENT OR AGREEMENT AMONG LENDER AND BORROWERS, OR ANY OF THEM; OR (iii) ANY CONDUCT, ACTS OR OMISSIONS OF LENDER OR ANY BORROWER OR ANY OF THEIR DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS OR ANY OTHER PERSONS AFFILIATED WITH LENDER OR ANY BORROWER; IN EACH OF THE FOREGOING CASES, WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE.


Borrowers:

CORE TECHNOLOGIES (PENNSYLVANIA), INC.



By____________________________________

Title_________________________________

Federal Tax I.D. No. 22-253-7194



MARIS EQUIPMENT CO., INC.



By____________________________________

Title_________________________________

Federal Tax I.D. No. 23-272-6852



AIRO CLEAN, INC.



By____________________________________

Title_________________________________

Federal Tax I.D. No. 23-271-1953



Lender:

FINOVA CAPITAL CORPORATION



By____________________________________

Title_________________________________